PROSPECTUS SUPPLEMENT NO. 1                                    Filed pursuant to
(To Prospectus dated May 13, 1998)                                Rule 424(b)(3)
                                                      Registration No. 333-50169

$86,250,000

Cellular Communications International, Inc.
6% Convertible Subordinated Notes Due 2005

     This Prospectus Supplement No. 1 supplements and amends the Prospectus dated May 13, 1998 (the "Prospectus"), relating to the 6% Convertible Subordinated Notes Due 2005 (the "Convertible Notes") of Cellular Communications International, Inc. (the "Company") and the shares of the Company's common stock, par value $.01 per share ("Common Stock"), issuable upon conversion of the Convertible Notes.

     The table on page 70 of the Prospectus sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Convertible Notes beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended). This Prospectus Supplement amends that table by (i) replacing item 26 of that table with the corresponding item set forth below and (ii) adding items 27 through 39 set forth below to that table.

                                                                     NUMBER OF UNITS       TOTAL NUMBER OF
                                                                     BEING REGISTERED     UNITS BENEFICIALLY
     NAME OF BENEFICIAL HOLDER                                            HEREBY                 OWNED
     -------------------------                                       ----------------     ------------------
"26. SmallCap World Fund, Inc. ...................................   $  7,300,000           $  7,300,000
 27. MFS Series Trust VI - MFS Utilities Fund.....................   $  5,880,000           $  5,880,000
 28. Highbridge Capital Corporation...............................   $  3,500,000           $  3,500,000
 29. President and Fellows of Harvard College.....................   $  3,000,000           $  3,000,000
 30. Forest Global Convertible Fund Series A-5....................   $  2,825,000           $  2,825,000
 31. Forest Alternative Strategies Fund II LP Series A-5..........   $  2,825,000           $  2,825,000
 32. MFS/Sunlife Series Trust - Utilities Series..................   $  2,240,000           $  2,240,000
 33. MFS Variable Insurance Trust - MFS Utilities Series..........   $    560,000           $    560,000
 34. LDG Limited..................................................   $    200,000           $    200,000
 35. Forest Alternative Strategies Fund II LP Series A-5I.........   $    200,000           $    200,000
 36. MFS Series Trust I - MFS Equity Income Fund..................   $    128,000           $    128,000
 37. MFS Institutional Advisors, Inc..............................   $     90,000           $     90,000
 38. Forest Alternative Strategies Fund II LP Series A-5M.........   $     50,000           $     50,000
 39. Unidentified Selling Holders.................................   $ 22,042,000           $ 22,042,000
                Total.............................................   $ 86,250,000           $ 86,250,000"

     The Prospectus, together with this Prospectus Supplement No. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

     Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 9 of the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus Supplement No. 1 is May 28, 1998.